Exhibit 99.2

This discussion should be read together with the consolidated financial statements and the related notes that are included in Exhibit 99.3 to this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon Lucid’s current expectations, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Quarterly Report for the quarterly period ended September 30, 2021 and our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 20, 2021.  Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to Legacy Lucid and its subsidiaries prior to the Closing, and Lucid Group, Inc. (“Lucid Group”), a Delaware corporation, and its subsidiaries after the Closing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read together with the consolidated financial statements and the related notes that are included elsewhere in this offering memorandum. This discussion may contain forward-looking statements based upon Lucid’s current expectations, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to Legacy Lucid and its subsidiaries prior to the Closing, and Lucid Group, Inc.(“Lucid Group”), a Delaware corporation, and its subsidiaries after the Closing.

Overview

We are a technology and automotive company with a mission to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around human experience. Our focus on in-house technological innovation and a “clean sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which has gone into production.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Through miniaturization of the key drive-train components, the Lucid Air is designed to deliver compelling performance and interior space with an exterior that is reminiscent of a high-performance sports car. We believe our drivetrain and battery pack technologies are significant differentiators and our battery technology has been driven more than twenty million real-world miles since Lucid’s inception. With our 900V+ electrical architecture, we expect that some variants of the Lucid Air will be able to achieve sufficient charge in approximately 20 minutes to travel 300 miles and have travel range in excess of 500 miles on a single charge. The Lucid Air is expected to be available in a variant with over 1,000 horsepower and the ability to travel from zero to 60 miles per hour in less than 2.5 seconds. We are also the supplier of battery technology for the premier EV racing series. We believe the Lucid Air will establish the bar for excellence across future Lucid products and experiences by fusing art and science to capture the potential of electrification.

The Lucid Air is manufactured in-house at our greenfield purpose-built electric vehicle manufacturing facilities in Casa Grande, Arizona, named Advanced Manufacturing Plant-1 (“AMP-1”) and Lucid Powertrain Manufacturing Plant (“LPM-1”). Upon completion of our facilities, our manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. Our manufacturing footprint has an initial output capacity to produce up to 34,000 vehicles per year, and we plan to incrementally build out over time. Expansion activities are already underway to bring capacity at our Arizona site to 90,000 vehicles per year by 2023 for production of both the Lucid Air and Lucid Gravity, with flexibility to shift production between vehicles based on demand. We started our production of the Lucid Air utilizing our AMP-1 facility in September. In late October 2021, reservation holders of Lucid Air Dream Edition models began receiving their vehicles, with customer deliveries ramping up thereafter.

We expect to launch additional vehicles over the coming decade. We have already commenced engineering and design work for Project Gravity, a luxury SUV that is expected to leverage the same platform and many of the technological advancements developed for the Lucid Air. We expect to begin production of Project Gravity at the end of 2023. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes. We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems.

We plan to sell our vehicles directly to consumers through both our retail store or gallery locations, which we refer to as “Studios,” and our online purchasing platform as we believe the direct-to-consumer sales model reflects today’s changing customer preferences. We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. As of September 30, 2021, we have opened nine retail stores and expect additional stores and service centers to open in North America throughout 2021. We believe in owning our sales and service network in order to control our customers’ experience throughout their journey with us. We are also in the process of establishing an in-house service footprint through brick-and-mortar service centers in various geographies and a planned mobile service fleet. In order to deliver excellent in-house and mobile services to our customers, we also plan to have an approved list of vetted and specially trained body shop technicians.

Our revenue to date has been generated primarily from the sales of battery pack systems, supplies and related services. Through September 30, 2021, we had not sold any vehicles. We began commercial sales of Lucid Air Dream Edition in late October 2021. We incurred net losses of $524.4 million and $161.2 million for the three months ended September 30, 2021 and 2020, respectively, $1.5 billion and $408.1 million for the nine months ended September 30, 2021 and 2020, respectively, and $719.4 million and $277.4 million for the years ended December 31, 2020 and 2019, respectively. We expect to incur significant net losses for the foreseeable future. We plan to make significant investments in capital expenditures to build and expand our manufacturing, sales and service facilities, hire a commercial sales team, and continue to invest in research and development. We expect that our existing cash and cash equivalents will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this offering memorandum.

Recent Developments

Closing of the Merger

On the Closing Date, Churchill and Lucid consummated the Merger. Pursuant to the Merger Agreement, Lucid became a wholly owned subsidiary of Churchill and Churchill was immediately renamed “Lucid Group, Inc.” Upon the consummation of the Merger in connection with the Merger Agreement, all holders of 451,295,965 issued and outstanding Legacy Lucid common stock received shares of Lucid common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 2.644 (the “Exchange Ratio”) resulting in 1,193,226,511 shares of Lucid Group common stock issued and outstanding as of the Closing and all holders of 42,182,931 issued and outstanding Legacy Lucid equity awards received Lucid Group equity awards covering 111,531,080 shares of Lucid Group common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio.

The Merger has been accounted for as a reverse recapitalization under U.S. GAAP. Under this method of accounting, Churchill has been treated as the acquired company for financial reporting purposes. The reverse recapitalization accounting treatment was primarily determined based on the stockholders of Legacy Lucid having a relative majority of the voting power of Lucid Group and having the ability to nominate the majority of the members of the Lucid Group board of directors, senior management of Legacy Lucid comprise the senior management of Lucid Group, and the strategy and operations of Legacy Lucid prior to the Merger comprise the only ongoing strategy and operations of Lucid Group. Accordingly, for accounting purposes, the financial statements of Lucid Group represent a continuation of the financial statements of Legacy Lucid with the Merger being treated as the equivalent of Legacy Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized as of the Closing at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Legacy Lucid and the accumulated deficit of Legacy Lucid has been carried forward after Closing.

All periods prior to the Merger have been retrospectively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Closing to effect the reverse recapitalization.

In connection with the Closing, we raised $4,439.2 million of gross proceeds, including the contribution of $2,070.1 million of cash held in Churchill’s trust account from its initial public offering along with $2,500.0 million of cash raised by Churchill in connection with the PIPE Investment and $0.4 million of cash held in the Churchill operating cash account. The gross proceeds were net of $0.2 million paid to redeem 21,644 shares of Churchill Class A common stock held by public stockholders and $131.4 million in costs incurred by Churchill prior to the Closing. We additionally incurred $38.9 million of transaction costs, consisting of banking, legal, and other professional fees, of which $36.2 million was recorded as a reduction to additional paid-in capital of proceeds and the remaining $2.7 million was expensed in the condensed consolidated statements of operations for the three and nine months ended September 30,

2021. The total net cash proceeds to us were $4,400.3 million. We intend to use the net proceeds for future capacity expansion, general corporate purposes and to meet our working capital needs.

See Note 1 — Description of Business and Note 3 — Reverse Recapitalization in our unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum for more information.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors”.

Design and Technology Leadership

We believe that we are positioned to be a leader in the electric vehicle market by unlocking the potential for advanced, high-performance, and long-range electric vehicles to co-exist. The Lucid Air is designed with race-proven battery pack technologies and robust performance together with a sleek exterior design and expansive interior space given our miniaturized key drivetrain components. We anticipate consumer demand for the Lucid Air based on its luxurious design, high-performance technology and sustainability leadership, and the growing acceptance of and demand for electric vehicles as a substitute for gasoline-fueled vehicles. We have received significant interest in the Lucid Air from potential customers. Through November 15, 2021, we have refundable reservations and non-refundable orders of cars yet to be delivered that reflect potential sales greater than $1,300.0 million.

Direct-to-Consumer Model

We plan to operate a direct-to-consumer sales and service model, which we believe will allow us to offer a personalized experience for our customers based on their purchase and ownership preferences. We expect to incur significant expenses in our sales and marketing operations as we prepare for commercialization of the Lucid Air, including to open Studios, hire a sales force, invest in marketing and brand awareness, and stand up a service center operation. As of September 30, 2021, we had opened nine Studios, four locations in California, two locations in Florida, one location in New York, one location in Illinois and one location in Arizona. By the end of 2021, we expect to open additional Studios and service centers in North America. We also intend to hire additional sales, customer service, and service centers personnel. We believe that investing in our direct-to-consumer sales and service model will be critical to deliver and service the Lucid electric vehicles we plan to manufacture and sell.

Establishing Manufacturing Capacity

Achieving commercialization and growth for each generation of electric vehicles requires us to make significant capital expenditures to scale our production capacity and improve our supply chain processes in the United States and internationally. We expect our capital expenditures to increase each year through 2023 as we continue our phased construction of our AMP-1 and LPM-1 facilities and international expansion and then to decrease in the subsequent years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and launch new electric vehicles, our ability to achieve sales and experience customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing facilities and our ability to enter new markets.

Technology Innovation

We develop in-house battery and powertrain technology, which requires us to invest a significant amount of capital in research and development. The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. To establish market share and attract customers from competitors, we plan to continue to make substantial investments in research and development for the commercialization and continued enhancements of the Lucid Air, the development of Project Gravity, and future generations of our electric vehicles and other products.

Components of Results of Operations

Revenue

To date, we have primarily generated revenue from the sales of battery pack systems, supplies and related services for vehicles to a single customer. We have identified the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. While our customer generally has the right to return defective or non-conforming products, product returns have been immaterial in past periods. We do not expect the sales from the battery pack systems for the world’s premier electric racing series to be material for the go-forward commercialized business.

Cost of Revenue

Cost of revenue related to battery pack systems, supplies and related services for electric vehicles primarily consists of direct parts and materials, shipping and handling costs, headcount related costs, such as salaries and related personnel expenses, including stock-based compensation, and estimated warranty expenses related to battery pack systems. Cost of revenue also includes allocated overhead costs such as depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, facilities, and information technology costs.

We have commenced commercial production of the Lucid Air, and we expect to capitalize the cost to manufacture vehicles and expense these capitalized inventory costs in the fourth quarter of 2021 when the vehicles are sold within cost of revenue. We have not capitalized any vehicle manufacturing costs to date.

Operating Expenses

Our operating expenses consist of research and development and selling, general and administrative expenses.

Research and Development

Our research and development efforts have primarily focused on the development of our battery and powertrain technology, the Lucid Air, Project Gravity and future generations of our electric vehicles. Research and development expenses consist primarily of materials, supplies and personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles. Personnel-related expenses primarily include salaries, benefits and stock-based compensation. Research and development expenses also include professional services fees, allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

Selling, General, and Administrative

Selling, general, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Selling, general, and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees and other general corporate expenses. As we continue to grow as a company, build out our sales force, and commercialize the Lucid Air and planned future generations of our electric vehicles, we expect that our selling, general and administrative costs will increase.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Change in Fair Value of Contingent Forward Contracts

Our contingent forward contracts provided the holder the right to purchase Legacy Lucid Series D preferred stock and Legacy Lucid Series E preferred stock in future periods and were subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our contingent forward contracts were recognized in the condensed consolidated statements of operations and comprehensive loss.

Change in Fair Value of Convertible Preferred Stock Warrant Liability

Our convertible preferred stock warrant liability related to the warrants to purchase stock of Legacy Lucid Series D preferred shares was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our convertible preferred stock warrant liability were recognized in the condensed consolidated statements of operations and comprehensive loss. All issued and outstanding stock of Legacy Lucid Series D preferred stock were settled in March 2021 and there will no longer be future earnings adjustments pertaining to the convertible preferred share warrant liability related to Legacy Lucid Series D preferred shares.

Change in Fair Value of Common Stock Warrant Liability

Our common stock warrant liability related to the private warrants to purchase shares of Lucid Group common stock that were effectively issued upon the Closing in connection with the reverse recapitalization treatment of the Merger. Our common stock warrant liability was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our common stock warrant liability were recognized in the condensed consolidated statements of operations and comprehensive loss.

Transaction Costs Expensed

In connection with the Merger, the Company incurred $38.9 million in one-time direct and incremental transaction costs, consisting of banking, legal, and other professional fees. Transaction costs incurred by Lucid Group were allocated on a relative fair value basis between equity and liability-classified instruments deemed to be issued for financial reporting purposes at the Closing by Lucid Group. The Company’s $36.2 million transaction costs allocable to equity-classified instruments, including the common stock and public warrants, were charged as a direct reduction to Lucid Group’s additional paid-in capital of the gross proceeds remitted to Lucid Group from Churchill. The Company’s $2.7 million transaction costs allocable to liability-classified instruments measured at fair value, including the private warrants, were charged to the condensed consolidated statement of operations upon the Closing for the three and nine months ended September 30, 2021.

Interest Expense

Interest expense consists primarily of the interest incurred on our capital leases.

Other Income (Expense), net

Other income (expense), net consists primarily of foreign currency gains and losses. Our foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. We expect our foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates.

Provision for (Benefit from) Income Taxes

Our provision for (benefit from) income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

Results of Operations

Comparison of the Nine Months Ended September 30, 2021 and 2020 and Fiscal Years Ended December 31, 2020 and 2019

The following tables set forth our results of operations for the periods presented (in thousands):

	Nine Months Ended September 30,				Fiscal Year Ended December 31,
	2021	2021	$ change	% change	2020	2019	$ change	% change
Revenue	$719	$342	$377	110%	$3,976	$4,590	$(614)	(13)%
Cost of revenue	3,424	550	2,874	523%	3,070	3,926	(856)	(22)%
Gross loss	(2,705)	(208)	(2,497)	*nm	906	664	242	36%
Operating expenses
Research and development(1)	586,579	341,589	244,990	72%	511,110	220,223	290,887	132%
Selling, general and administrative(1)	455,478	57,719	397,759	689%	89,023	38,375	50,648	132%
Total operating expenses	1,042,057	399,308	642,749	161%	600,133	258,598	341,535	132%
Loss from operations	(1,044,762)	(399,516)	(645,246)	162%	(599,227)	(257,934)	(341,293)	132%
Other income (expense), net:
Change in fair value of forward contracts	(454,546)	(8,719)	(445,827)	*nm	(118,382)	(15,053)	(103,329)	*nm
Change in fair value of convertible preferred stock warrant liability	(6,976)	(171)	(6,805)	*nm	(1,205)	(406)	(799)	197%
Change in fair value of common stock warrant liability	(24,787)	—	(24,787)	*nm	—	—	—	—
Transaction costs expensed	(2,717)	—	(2,717)	*nm	—	—	—	—
Interest expense	(111)	(20)	(91)	455%	(64)	(8,547)	8,483	(99)%
Other (expense) income,net	(151)	76	(227)	(299)%	(690)	4,606	(5,296)	(115)%
Total other (expense) income, net	(489,288)	(8,834)	(480,454)	*nm	(120,341)	(19,400)	(100,941)	*nm
Loss before provision for (benefit from) income taxes	(1,534,050)	(408,350)	(1,125,700)	276%	(719,568)	(277,334)	(442,234)	159%
Provision for (benefit from) income taxes	31	(245)	276	*nm	(188)	23	(211)	*nm
Net loss and comprehensive loss	$(1,534,081)	$(408,105)	$(1,125,976)	276%	$(719,380)	$(277,357)	$(442,023)	159%

*nm — not meaningful

(1)	Includes stock-based compensation expense as follows (in thousands):

	Nine Months Ended September 30,				Fiscal Year Ended December 31,
	2021	2020	$ change	% change	2021	2020	$ change	% change
Cost of revenue	$—	$—	$—	—	$213	$443	$(230)	(52)%
Operating Expenses:
Research and development	85,899	2,072	83,827	*nm	3,724	4,770	(1,046)	(22)%
Selling, general and administrative	280,301	1,185	279,116	*nm	677	2,506	(1,829)	(73)%
Total	$366,200	$3,257	$362,943	*nm	$4,614	$7,719	$(3,105)	(40)%

*nm — not meaningful

Revenue

Revenue increased by $0.4 million, or over 100%, for the nine months ended September 30, 2021 as compared to the same period in the prior year. The increase is attributable to an increase in sales of our battery pack systems and supplies for vehicles.

Revenue decreased by $0.6 million, or (13)%, for 2020 compared to 2019 attributable to a decrease in sales of our battery pack systems and supplies for vehicles.

Cost of Revenue

Cost of revenue increased by $2.9 million, or over 100%, for the nine months ended September 30, 2021 as compared to the same period in the prior year. The increase was due to cost incurred during the early stage of production that began during the quarter. Gross loss increased by $2.5 million, or over 100%, and gross margin decreased by over 100% primarily due to an increase in cost of revenue for the nine months period.

Cost of revenue decreased by $0.9 million, or (22)%, for 2020 compared to 2019 primarily due to the reduction of sales of our battery pack systems and supplies for vehicles of $0.6 million and a reduction of our stock-based compensation expense of $0.2 million. Gross profit and gross margin increased by $0.2 million, or 36%, and 8 percentage points, respectively, for 2020 compared to 2019 primarily due to a decrease in stock-based compensation.

Operating Expenses

Research and Development

Research and development expense increased by $245.0 million, or 72%, for the nine months ended September 30, 2021 as compared to the same period in the prior year. The increase was primarily attributable to increases in personnel-related expenses of $194.4 due to growth in headcount and stock-based compensation expense of $83.8 million recognized in relation to the RSUs and the fourth closing of the Legacy Lucid Series E preferred stock issuance. Additionally, we incurred increases in office and rent expense of $21.5 million and other allocated overhead expenses of $18.3 million primarily related to additional facilities needed to scale our business.

Research and development expense increased by $290.9 million, or 132%, for 2020 compared to 2019. The increase was primarily attributable to increases in materials and supplies expense of $163.5 million, personnel-related expenses of $68.4 million due to growth in headcount, professional services fees of $31.9 million, allocated facilities costs of $23.1 million, and other engineering, designing, and testing expenses of $4.1 million. The increase in the allocated facilities costs was primarily due to our overall corporate growth and was attributable to increases in our allocated office and rent expense of $15.8 million, depreciation expense of $3.8 million, and other allocated overhead costs of $3.5 million.

Selling, General, and Administrative

Selling, general, and administrative expense increased by $397.8 million, or over 100%, for the nine months ended September 30, 2021 as compared to the same period in the prior year. The increase was primarily attributable to increases in stock-based compensation expense of $279.1 million related to RSUs and the fourth closing of the Legacy Lucid Series E preferred stock issuance. The increase was also attributable to personnel-related expenses of $59.1 million due to growth in headcount and other compensation related charges as we grew our sales force and expanded general and administrative functions needed to scale our business. Additionally, we incurred increases in other allocated overhead costs of $23.7 million primarily related to additional facilities to support the growing operations of our business and increases in professional service fees of $16.4 million.

Selling, general, and administrative expense increased by $50.6 million, or 132%, for 2020 compared to 2019. The increase was primarily attributable to increases in personnel-related expenses of $28.6 million due to growth in headcount, allocated facilities costs of $12.5 million, professional services fees of $5.4 million, and other general corporate expenses of $4.1 million. The increase in the allocated facilities costs was primarily due to our overall corporate growth and was attributable to increases in our allocated office and rent expense of $7.8 million, depreciation expense of $2.4 million, and other allocated overhead costs of $2.3 million.

Change in Fair Value of Contingent Forward Contracts

Change in contingent forward contracts liability increased by $445.8 million, or over 100%, for the nine months ended September 30, 2021 as compared to the same period in the prior year primarily due to the change in fair value of the Legacy Lucid Series E contingent forward contracts. The Legacy Lucid Series E contingent forward contracts were settled during the six months ended June 30, 2021.

We settled all of our then existing contingent forward contracts related to Legacy Lucid Series D Preferred Stock and Legacy Lucid Series E Preferred Stock in 2020. We recorded losses of $118.4 million in 2020 due to the changes in fair value of the contingent forward contracts upon the final settlement.

Change in Fair Value of Convertible Preferred Stock Warrant Liability

We recorded loss of $7.0 million for the nine months ended September 30, 2021 due to the changes in fair value of the convertible preferred share warrant liability related to Legacy Lucid Series D preferred shares upon the exercise and settlement of all outstanding warrants to purchase Legacy Lucid Series D preferred shares.

We recorded losses of $1.2 million in 2020 due to the changes in fair value of the convertible preferred shares warrant liability related to an increase in the fair value related to the outstanding convertible preferred share warrants.

Change in Fair Value of Common Stock Warrant Liability

On July 23, 2021, in connection with the reverse recapitalization treatment of the Merger, Lucid Group effectively issued 44,350,000 private warrants to purchase shares of Lucid Group’s common stock. The private warrants were initially recognized as a liability on July 23, 2021, at a fair value of $812.0 million. The private warrants remained unexercised as of September 30, 2021 and the liability was remeasured to fair value as of September 30, 2021, resulting in a loss of $24.8 million for the three and nine months ended September 30, 2021, classified within change in fair value of common stock warrant liabilities in the condensed consolidated statements of operations. See Note 8 — Common Stock Warrant Liability in our unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum for more information.

Interest Expense

Interest expense did not significantly fluctuate during the three and nine months ended September 30, 2021 as compared to the same period in the prior year.

Interest expense decreased by $8.5 million, or (99)%, for 2020 compared to 2019 primarily attributable to the conversion of our convertible notes related to Legacy Lucid Series D Preferred Stock into stock in April 2019.

Other Income (Expense), net

Other expense did not significantly fluctuate during the three and nine months ended September 30, 2021 as compared to the same period in the prior year.

Other income (expense), net decreased by $5.3 million, or (115)%, for 2020 compared to 2019 primarily attributable to foreign currency losses on transactions denominated in currencies other than the U.S. dollar, predominately the Euro, the Japanese Yen and the Korean Won.

Provision for (Benefit from) Income Taxes

The provision for (benefit from) income taxes did not significantly fluctuate during the three and nine months ended September 30, 2021 as compared to the same period in the prior year.

Provision (benefit) for income taxes was immaterial for the year ended December 31, 2020 and 2019. We have accumulated net operating losses at the federal and state level as we have not yet started the commercialization of our electric vehicles. We maintain a full valuation allowance against our net deferred tax assets. The income tax benefits shown above are primarily related to sales of our battery pack systems, supplies and related services for vehicles.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have financed our operations primarily from the issuances of equity securities, including convertible preferred stock and the proceeds of the Merger, and convertible notes. As of September 30, 2021, we had $4.8 billion of cash and cash equivalents and short-term investments.

As an early stage growth company, we have incurred substantial net losses since inception. We expect to continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities to complete the development of vehicles, establish our consumer base and scale our operations to meet anticipated demand. We anticipate to continue spend on capital expenditures to support our commercialization and growth as we continue our phased construction of our AMP-1, LPM-1 and international manufacturing facilities, purchase infrastructure for our vehicle production and launch our retail studios to support our direct-to-consumer model. As of December 31, 2020, our non-cancellable commitments, as disclosed below in “— Contractual Obligations and Commitments,” do not include any commitments related to these capital expenditures as we do not have any commitments related to these capital expenditures that we cannot cancel without a significant penalty. In addition to our capital expenditures, we expect our operating expenses to increase as we hire a commercial sales and service team and continue to invest in research and development. We expect these investments to be a key driver of our long-term growth and competitiveness, but will negatively impact our free cash flow. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently anticipate. We believe that our cash on hand following the consummation of the Merger, including the proceeds from the PIPE Investment, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this offering memorandum. We expect to require additional capital to finance our operations, which may include seeking additional capital through equity offerings or debt financings. The amount and timing of our future funding and our commercialization requirements, if any, will depend on many factors, including the pace and results of our research and development efforts and our commercialization efforts. We may be unable to obtain any such additional financing on reasonable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

The expenditures associated with the development and commercial launch of our vehicles, the anticipated increase in manufacturing capacity, and the international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in the section entitled “Risk Factors”.

Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Nine Months Ended September 30,		Fiscal Years Ended December 31,
	2021	2020	2020	2019
Cash used in operating activities	$(745,401)	$(377,407)	$(570,196)	$(235,299)
Cash used in operating activities	(299,294)	(355,860)	(459,582)	(104,290)
Cash provided by financing activities	5,236,843	892,575	1,290,545	621,432
Net increase in cash, cash equivalents, and restricted cash	$4,192,148	$159,308	$260,767	$281,843

Cash Used in Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As we continue to ramp up hiring after starting commercial operations, we expect our cash used in operating activities to increase significantly before it starts to generate any material cash flows from our business.

Net cash used in operating activities of $745.4 million for the nine months ended September 30, 2021 primarily consisted of $1,534.1 million of net loss, adjusted for $895.0 million of non-cash charges and a decrease in net operating assets of $106.3 million. The non-cash charges primarily included losses for changes in fair value of contingent forward contracts and warrant liabilities of $486.3 million, stock-based compensation expense of $366.2 million, non-cash operating lease cost of $8.6 million, depreciation and amortization of property and equipment of $26.6 million and amortization of insurance premium of $7.2 million. The increase in net operating assets is primarily due to an increase in operating assets of $123.4 million offset by an increase in operating liabilities of $17.1 million.

Net cash used in operating activities of $377.4 million for the nine months ended September 30, 2020 primarily consisted of $408.1 million of net loss, adjusted for $17.7 million of non-cash charges and an increase in net operating assets of $13.0 million. The non-cash charges primarily included the fair value of contingent forward contracts and warrant liabilities of $8.9 million, depreciation and amortization of $5.4 million, and stock-based compensation expense of $3.3 million. The increase in net operating assets and liabilities is primarily due to an increase in operating liabilities of $11.5 million and an increase in operating assets of $1.5 million.

Net cash used in operating activities of $570.2 million for the year ended December 31, 2020 primarily consisted of $719.4 million of net losses, adjusted for $134.6 million of non-cash charges and a decrease in net operating assets and liabilities of $14.6 million. The non-cash charges primarily included the changes in stock-based compensation of $4.6 million, depreciation and amortization, including losses on disposals of property and equipment, of $10.4 million, and the fair value of contingent forward contracts and warrant liabilities of $119.6 million. The decrease in net operating assets and liabilities primarily relate to decreases in operating assets of $17.8 million and decreases in operating liabilities of $3.2 million.

Net cash used in operating activities of $235.3 million for the year ended December 31, 2019 primarily consisted of $277.4 million of net losses, adjusted for $30.5 million of non-cash charges and a decrease in net operating assets and liabilities of $11.6 million. The non-cash charges primarily included the changes in stock-based compensation of $7.7 million, depreciation and amortization, including loss on disposal of property and equipment and amortization of debt discount, of $7.3 million, and the fair value of contingent forward contracts and warrant liabilities of $15.5 million. The decrease in net operating assets and liabilities primarily relate to increases in operating assets of $25.7 million and increases in operating liabilities of $37.3 million.

Cash Used in Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and continue to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.

Net cash used in investing activities of $299.3 million for the nine months ended September 30, 2021 was primarily attributable to capital expenditures.

Net cash used in investing activities of $355.9 million for the nine months ended September 30, 2020 was entirely attributable to capital expenditures.

Net cash used in investing activities of $459.6 million for the year ended December 31, 2020 was entirely attributable to capital expenditures.

Net cash used in investing activities of $104.3 million for the year ended December 31, 2019 was entirely attributable to capital expenditures.

Cash Provided by Financing Activities

Since inception, we have financed our operations primarily from the issuances of equity securities, including convertible preferred stock and the proceeds of the Merger, and convertible notes.

Net cash provided by financing activities of $5,236.8 million during the nine months ended September 30, 2020 was primarily attributable to gross proceeds of approximately $4,439.2 from the Merger, $600.0 million of proceeds from the issuance of Legacy Lucid Series E preferred stock, $173.3 million of proceeds from the exercises of public warrants, $41.9 million proceeds from short-term insurance financing note, $6.0 million of proceeds from the exercises of stock options, $3.0 million of proceeds from the issuance of Legacy Lucid Series D preferred stock, partially offset by $3.0 million cash paid for the repurchase of Legacy Lucid Series B preferred stock and $16.8 million cash paid for the short-term insurance financing note. Net cash provided by financing activities also reflects that the Company incurred $38.9 million of transaction costs related to the Merger, of which $34.1 million were not yet paid as of September 30, 2020.

Net cash provided by financing activities of $892.6 million during the nine months ended September 30, 2020 was primarily attributable to $400.0 million of proceeds from the issuance of Legacy Lucid Series D preferred stock, $499.7 million of proceeds from the issuance of Legacy Lucid Series E preferred stock, and $2.9 million of proceeds from the exercises of stock options. Net cash provided by financing activities also reflects uses of cash of $9.9 million to repurchase Legacy Lucid Series C preferred shares.

Net cash provided by financing activities of $1,290.5 million during the year ended December 31, 2020 was primarily attributable to $899.7 million of proceeds from the issuance of Legacy Lucid Series E Preferred Stock, $400.0 million of proceeds from the issuance of Legacy Lucid Series D Preferred Stock and $3.3 million of proceeds from the exercises of stock options, partially offset by the $12.1 million repurchase of Legacy Lucid Series C Preferred Stock.

Net cash provided by financing activities of $621.4 million during the year ended December 31, 2019 was primarily attributable to $600.0 million of proceeds from the issuance of Legacy Lucid Series D Preferred Stock, $70.9 million of proceeds from the issuance of convertible notes and $0.5 million of proceeds from the exercise of stock options, partially offset by the $50.0 million repurchase of Legacy Lucid Series C Preferred Stock.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Periods
	Total	< 1 year	1 – 3 years	3 – 5 years	> 5 years
	(in thousands)
Operating lease obligations	$253,796	$25,490	$56,470	$55,681	$116,155
Non-cancellable purchase commitment	506,000	101,200	404,800	—	—
Total commitments	$759,796	$126,690	$461,270	$55,681	$116,155

Operating lease obligations — Operating leases include nine lease agreements we entered into from January 2020 to December 31, 2020 for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms. As of December 31, 2020, the remaining operating lease commitments were $253.8 million. These commitments are reflected in the table above.

Non-cancellable purchase commitments — As of December 31, 2020, we are committed to purchase battery cells from a provider over the next three years for a total estimated minimum of $506.0 million. Battery cell costs may fluctuate from time to time under the purchase commitment based on, among other things, supply and demand, costs of raw materials, and purchase volume. The table above does not include contracts that are not enforceable and legally binding and that do not specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

At September 30, 2021, there were no material changes in our contractual obligations as reported in the audited financial statements for the year ended December 31, 2020.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this offering memorandum are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. Other than the policies described in Note 2 — Summary of Significant Accounting Policies in the Company’s unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum, there have been no material changes to its critical accounting policies and estimates as compared to those disclosed in its audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019.

Stock-Based Compensation

We have granted stock-based awards consisting primarily of incentive and non-qualified stock options and restricted stock units (“RSUs”) to employees, members of our board of directors, and non-employees.

Stock Options

Stock options generally vest over four years, and the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. Stock options generally expire 10 years from the date of grant and are exercisable when the options vest. Stock-based compensation expense for stock options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the date of grant. We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value of our underlying common stock, expected common stock price volatility, expected dividend yield of our common stock, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model are estimated as follows:

●	Fair value of common stock — The fair value of our common stock was estimated because our common stock had not yet been publicly traded prior to the Merger.

●	Expected Volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading in our common stock prior to the Merger.

●	Dividend Yield — The expected dividend yield was zero as we had never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

●	Risk Free Interest Rate — The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

●	Expected Option Term — The expected option term represented the period that the Lucid Group Options were expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgment in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock- based compensation expense.

RSUs

RSUs are subject to both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is typically satisfied equally over four years with a cliff vesting period of one year and continued vesting in equal quarterly installments thereafter. The performance-based vesting condition was satisfied upon the Closing of the Merger. These qualifying liquidity events were not deemed probable until consummated, and therefore, stock-based compensation related to these RSUs remained unrecognized prior to the consummation of the Merger.

We estimate the fair value of RSUs based on the estimated fair value of our underlying common stock as of the date of the grant. Stock-based compensation for RSUs is generally recognized on a graded vesting basis over the requisite service period once the performance condition is satisfied.

CEO RSU Award

In March 2021, our board of directors approved the grant of RSUs to Peter Rawlinson as Lucid’s CEO (the “CEO RSU Award”) to encourage Mr. Rawlinson to focus on the long-term success of Lucid. The CEO RSU Award is comprised of RSUs that are subject to performance and service conditions (the “CEO Time-Based RSUs”) and RSUs that are subject to performance and market conditions (the “CEO Performance RSUs”), as described further below.

CEO Time-Based RSUs — The performance condition was satisfied upon the Closing of the Merger. The service conditions will be satisfied in 16 equal quarterly installments on March 5, June 5, September 5, and December 5 beginning on the first quarterly installment date that is at least two months after the Closing, which will be December 5, 2021, provided that Mr. Rawlinson remains in continuous service through each vesting date.

The grant date fair value of the CEO Time-Based RSUs will be recognized using a graded vesting attribution method over the service period for each tranche. The grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common stock as of the date of the grant.

CEO Performance RSUs — The performance condition was satisfied upon the Closing of the Merger. The market conditions will be satisfied based upon the achievement of certain market capitalization goals of Lucid Group and the continued employment of Mr. Rawlinson at each vesting date during the five-year period beginning after the Closing of the Merger. The CEO Performance RSUs will vest only if Lucid Group achieves the Lucid Group market capitalization targets, which if achieved, would allow Lucid Group’s other stockholders to benefit from the increases in our market capitalization. The Lucid Group market capitalization targets will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or other similar changes in capitalization or corporate events.

The grant date fair value of the CEO Performance RSUs will be recognized using a graded vesting attribution method over the estimated requisite service periods for the five tranches, regardless of whether the Lucid Group market capitalization targets are achieved. If the Lucid Group market capitalization targets are met sooner than the requisite service period, the stock-based compensation expense will be adjusted to reflect the cumulative expense associated with the vested award.

Tax Withholding — During the first year following the Closing of the Merger, we expect that Lucid Group will settle tax withholding obligations in connection with any vesting of the CEO RSU Award through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting and net settlement date will be based on the fair value of the common stock on such vesting and net settlement date. Depending on the fair value of the common stock and the number of RSUs vesting on any applicable vesting and net settlement date, such net settlement could require Lucid Group to expend substantial cash funds to satisfy tax withholding.

Common Stock Warrant Liability

We accounted for privately placed common stock warrants (the “private warrants”) to purchase shares of Lucid Group common stock as liabilities at their estimated fair value because these private warrants are not deemed indexed to our common stock. The warrants were recorded at fair value upon issuance and were subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our condensed consolidated statements of operations and comprehensive loss. A portion of our private warrants are subject to certain contingent forfeiture provisions.

The fair value of the private warrants that are not subject to the contingent forfeiture provisions was estimated using a Black-Scholes option pricing model that takes into account the contract terms as well as the quoted price of the Company’s common stock in an active market. The volatility is based on the actual market activity of the Company’s peer group as well as the Company’s historical volatility. The expected life is based on the remaining contractual term of the warrants, and the risk-free interest rate is based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the warrants’ expected life.

The fair value of the private warrants that are subject to the contingent forfeiture provisions was estimated using a Monte-Carlo simulation, which involved random iterations of future stock-price paths over the contractual life of the private warrants, including the probability distribution of outcomes, the payoff to the holder was determined based on the achievement of the various market thresholds within each simulated path. The present value of the payoff in each simulated trial is calculated, and the fair value of the liability is determined by taking the average of all present values.

See Note 8 — Common Stock Warrant Liability and Note 11 — Earnback Shares and Warrants to the unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum for more information.

Contingent Forward Contract

We accounted for the contingent forward contract to purchase Legacy Lucid Series E preferred stock as a derivative liability because the contingent forward contract may require us to issue additional stock at a future date. The contingent forward contract was recorded at fair value upon issuance and was subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our condensed consolidated statements of operations and comprehensive loss. The fair value of the contingent forward contract liability for the Legacy Lucid Series E preferred stock issued in February 2021 and April 2021 was determined based on the forward payoff, which was determined as the difference between the estimated Legacy Lucid Series E preferred fair value and the $7.90 per share purchase price. We settled the contingent forward contract in April 2021.

See Note 6 — Contingent Forward Contracts to the unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum for more information.

Convertible Preferred Share Warrant Liability

We accounted for warrants to purchase stock of Legacy Lucid Series D preferred stock as liabilities at their estimated fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants were recorded at fair value upon issuance and were subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our condensed consolidated statements of operations and comprehensive loss. We used a Black-Scholes model to calculate the fair value of its redeemable convertible preferred share warrant liability. In February 2021, all outstanding warrants to purchase shares of Legacy Lucid Series D Preferred Shares were exercised.

See Note 9 — Convertible Preferred to the unaudited interim condensed consolidated financial statements included elsewhere in this offering memorandum for more information.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the net amount that we believe is more-likely-than-not to be realized.

We make estimates, assumptions and judgments to determine our provision for Lucid Group’s income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this offering memorandum, have not been material, are recognized within provision for income taxes.

Recently Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this offering memorandum for more information regarding recently issued accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019, we identified material weaknesses in our internal control over financial reporting. See the subsection entitled “Risk Factors” — We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock” in “Risk Factors”.

Implications of being an Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2021 (the “JOBS Act”) exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.

We will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Lucid Group (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by our emerging growth company status may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 to our consolidated financial statements included elsewhere in this offering memorandum for the recent accounting pronouncements.

We will remain an “emerging growth company” under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of the Churchill IPO, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years. We will cease to be an emerging growth company as of December 31, 2021.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.